Provident New York Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

https://www.providentbanking.com

FOR IMMEDIATE RELEASE
July 23, 2013

PROVIDENT NEW YORK BANCORP CONTACT:
Luis Massiani, EVP & Chief Financial Officer
845.369.8040

Provident New York Bancorp Announces
Third Quarter 2013 Earnings of $0.15 per Diluted Share

MONTEBELLO, N.Y. – July 23, 2013 – Provident New York Bancorp (NYSE: PBNY), the parent company of Provident Bank, today announced third quarter results for the period ended June 30, 2013. Net income for the quarter was $6.4 million, or $0.15 per diluted share, compared to net income of $6.2 million, or $0.17 per diluted share for the same quarter last year; and $6.5 million, or $0.15 per diluted share for the linked quarter ended March 31, 2013. Excluding merger-related expenses, net income for the quarter was $7.4 million or $0.17 per diluted share, compared to net income of $6.5 million, or $0.18 per diluted share for the same quarter last year; and $6.9 million, or $0.16 per diluted share for the linked quarter ended March 31, 2013. See the reconciliation of this non-GAAP financial measure on page 11.

President’s Comments
Jack Kopnisky, President and CEO, commented: “We continued to successfully execute our strategy. In the third quarter we earned $6.4 million, a $167 thousand increase compared to the third quarter of 2012. Earnings declined $153 thousand compared to the linked quarter, which was mainly the result of an increase in merger-related expenses to $1.5 million compared to $542 thousand in the quarter ended March 31, 2013. Absent merger-related expenses, net income for the third fiscal quarter of 2013 increased $891 thousand, or 13.6% year-over-year and grew $492 thousand, or 7.1% on a linked quarter basis.

Our commercial banking teams are delivering results as demonstrated by our strong quarter with nearly $350 million in loan originations, which represents a 69% increase over loan originations in the fiscal third quarter of 2012 and an increase of 38% over the linked quarter. We increased our outstanding loan balances by $486 million, reaching $2.34 billion at June 30, 2013, which represents 26.2% growth over outstanding loans at June 30, 2012.

We improved operating efficiency during the quarter and have continued to focus on managing expenses. For the quarter ended June 30, 2013, our core efficiency ratio was below 60%. Our year-over-year growth in core total revenues was 10.6% while we held core operating expenses at the same levels as a year ago. Our method of calculating the core efficiency ratio is illustrated on page 10.

Our credit quality continues to improve. Although our non-performing loans of $31.5 million at June 30, 2013 increased $184 thousand compared to the linked quarter, our ratio of non-performing loans to total loans declined by seven basis points to 1.35% at June 30, 2013. Our allowance for loan losses to non-performing loans increased to 90.2% at June 30, 2013, and the positive trend in the risk ratings of our commercial loan portfolio continued as well.

Our capital and liquidity position remain strong. Our Tier 1 leverage ratio was approximately 8.49% at Provident Bank and our consolidated tangible equity to tangible assets ratio was 8.50%.

On July 2, 2013 we completed the capital raise we announced in connection with our pending merger with Sterling Bancorp (NYSE: STL). We raised $100 million through an offering of Senior Notes due 2018 at an interest rate of 5.50%. We will use most of the net proceeds to fund a capital contribution to Provident Bank, which will allow us to further accelerate our growth and execute our strategy.

We continue to focus primarily on serving small-to-middle market clients through a differentiated, team-based distribution strategy. We are working closely with Sterling Bancorp and continue to see tremendous opportunities in combining the two institutions. We are diligently planning all aspects of the integration through cross-functional teams from both organizations. We anticipate the merger will close during the fourth calendar quarter of 2013 and look forward to building a high performing combined institution.”

Key Highlights

▪	Total loan originations were $347.7 million compared to $253.2 million in the linked quarter, and $206.2 million for the third fiscal quarter of 2012.

▪	Total loans reached $2.34 billion at June 30, 2013, a $132 million increase compared to March 31, 2013, and a $486 million year-over-year increase.

▪	Tax equivalent net interest margin was 3.46% for the third quarter of fiscal 2013 compared to 3.41% in the linked quarter and 3.59% in the third quarter of fiscal 2012.

▪
The allowance for loan losses increased to $28.4 million at June 30, 2013 and the allowance as a percentage of non-performing loans increased to 90.2% from 88.1% at March 31, 2013. The allowance for loan losses as a percentage of total loans was 1.21% at June 30, 2013, compared to 1.25% in the linked quarter. The allowance ratios are inclusive of acquired Gotham loans that were recorded at fair value at acquisition date for which there is no additional allowance for loan losses at either June 30, 2013 or March 31, 2013.

▪	Non-performing loans decreased from $39.8 million at September 30, 2012, to $31.5 million at June 30, 2013.

▪	Provision for loan losses was $3.9 million and increased by $1.3 million compared to the linked quarter. For the third quarter of fiscal 2012, the provision for loan losses was $2.3 million.

▪
The core efficiency ratio was 59.1% compared to 64.6% in the linked quarter and 65.5% for the third fiscal quarter of 2012. The improvement in the core efficiency ratio in the third fiscal quarter of 2013 as compared to the other periods was due to improvements in our net interest income and expense reductions in professional fees and compensation and benefits, which are discussed further below. Year-over-year core total revenues have grown 10.6%, while core non-interest expense was unchanged. See the reconciliation of this non-GAAP financial measure on page 10.

Net Interest Income and Margin
Third quarter fiscal 2013 compared with third quarter fiscal 2012
Net interest income was $28.3 million for the third quarter of fiscal 2013, up $4.2 million compared to the third quarter of fiscal 2012 due mainly to higher average loan volumes. Reflecting the current interest rate environment, the tax-equivalent yield on investments decreased 41 basis points and yield on loans declined 21 basis points compared to the third quarter of fiscal 2012. As a result, the yield on interest-earning assets declined 23 basis points to 3.97% on a tax equivalent basis for the third quarter of fiscal 2013. The cost of total deposits decreased five basis points to 17 basis points from the year ago quarter, mainly due to the maturity of higher priced certificates of deposit which were re-priced to current market interest rates. The cost of borrowings decreased 93 basis points to 2.84%, as a higher portion of borrowings were overnight borrowings in the third quarter of 2013. The net interest margin on a tax-equivalent basis was 3.46% for the third quarter of fiscal 2013 compared to 3.59% for the same period a year ago.

Third quarter fiscal 2013 compared with linked quarter ended March 31, 2013
Net interest income for the quarter ended June 30, 2013 increased $498 thousand to $28.3 million, compared to $27.8 million for the linked quarter ended March 31, 2013. Interest income on loans increased $260 thousand as a result of strong loan growth during the quarter. In addition, interest expense on deposits continued to decline. Inclusive of non-interest bearing deposits, interest expense on total deposits was 17 basis points for the third fiscal quarter compared to 22 basis points for the second fiscal quarter of 2013. Yield on loans decreased 13 basis points and was 4.80%. The yield on interest earning assets increased one basis point to 3.97% from 3.96% in the linked quarter. As a result of the above mentioned factors the tax-equivalent net interest margin increased to 3.46% from 3.41% in the linked quarter.

Non-interest Income
Third quarter fiscal 2013 compared with third quarter fiscal 2012
Non-interest income declined $1.4 million to $6.6 million for the third quarter of fiscal 2013 compared with the third quarter of fiscal 2012. The decrease was mainly due to a decrease in net gain on sales of securities of $467 thousand and an aggregate decrease in investment management fees and title insurance fees of $373 thousand. In fiscal 2012 we sold the assets of our former subsidiaries that were active in title insurance and investment management businesses.

Third quarter fiscal 2013 compared with linked quarter ended March 31, 2013
Non-interest income decreased $271 thousand to $6.6 million for the third fiscal quarter of 2013 compared to the linked quarter ended March 31, 2013. The decline was principally due to lower net gain on sales of securities, which declined $284 thousand. Also contributing to the decline in non-interest income were lower deposit fees and service charges of $121 thousand and a decline in gain on sale of loans of $78 thousand. Our new title insurance and investment management initiatives are gaining momentum and are beginning to contribute to our non-interest income. Aggregate title insurance and investment management fees increased $256 thousand compared to the linked quarter.

Non-interest Expense
Third quarter fiscal 2013 compared with third quarter fiscal 2012
Non-interest expense increased $627 thousand to $21.8 million relative to the third quarter of fiscal 2012 principally the result of an increase of $1.1 million in merger-related expenses. Other factors that contributed to the increase were additional personnel expense associated with the continued growth in the number of our commercial banking teams and related occupancy expense. These increases were partially offset by a reduction in professional fees and foreclosed property expenses, which declined by $602 thousand and $456 thousand, respectively, as compared to the same period a year ago.

Third quarter fiscal 2013 compared with the linked quarter ended March 31, 2013
Non-interest expense declined $1.6 million compared to the linked quarter notwithstanding a $974 thousand increase in merger-related expenses associated with our pending merger with Sterling Bancorp. The decrease in non-interest expense was a result of lower professional fees of $386 thousand, lower foreclosed property expense of $943 thousand and a reduction in compensation and benefits of $485 thousand. The decrease in compensation and benefits was mainly driven by staff turnover, lower payroll taxes and an increase in deferred compensation due to higher volumes of loan originations in the quarter.

Income Taxes
In the third quarter of fiscal 2013, the Company recorded income tax expense at 30.8% compared to an estimated effective tax rate of 25.2% in the linked quarter and 27.7% for the same period in fiscal 2012. The increase in the estimated effective tax rate in the third quarter of fiscal 2013 was due to our expectation that a portion of current and anticipated merger-related expenses will not be tax deductible.

Credit Quality
Non-performing loans decreased to $31.5 million at June 30, 2013 compared to $39.8 million at September 30, 2012. During the first nine months of the fiscal year we exited several large credit relationships, which contributed to the decline. Net charge-offs for the third quarter were $3.1 million compared to $3.2 million in the linked quarter. Non-performing loans at June 30, 2013 were $184 thousand higher compared to the prior quarter end. The allowance for loan losses at June 30, 2013 was $28.4 million, which represented 90.2% of non-performing loans and 1.21% of our total loan portfolio. This compares to the linked quarter, in which the allowance for loan losses was $27.5 million, which represented 88.1% of non-performing loans and 1.25% of our total loan portfolio. A significant portion of the increase in the allowance for loan losses was related to the higher balance of loans outstanding at June 30, 2013. The allowance for loan losses to total loans, excluding loans acquired in the Gotham transaction that were recorded at fair value at the acquisition date and continue to carry no allowance was 1.30% and 1.36%, at June 30, 2013 and March 31, 2013, respectively. Please refer to the Company’s reconciliation of this non-GAAP measure on page 10.

During the quarter, the balance of foreclosed properties declined $1.1 million to $4.4 million. Several properties were sold during the quarter, which reduced the balance by $1.3 million. We incurred $284 thousand of write-downs on properties to reflect current appraisal values. Partially offsetting these declines were additions to OREO which totaled $504 thousand.

Key Balance Sheet Changes Year-to-Date

▪
Total assets at June 30, 2013 decreased $198.6 million or 4.94% compared to September 30, 2012, mainly related to a decrease in our cash balance of $328.8 million. Our cash balance at September 30, 2012 was elevated given a seasonal increase in municipal deposits due to municipal tax collections that were subsequently drawn down.

▪	Loans at June 30, 2013 increased $217.1 million or 13.7% on an annual basis compared to September 30, 2012.

▪	Commercial real estate and commercial and industrial loans increased $247.6 million or 23.3% on an annual basis compared to September 30, 2012.

▪	Acquisition development and construction loans declined to $106.2 million at June 30, 2013 from $144.1 million at September 30, 2012.

▪	Securities at June 30, 2013 decreased $87.5 million as compared to September 30, 2012. As of June 30, 2013, securities represented 27.9% of total assets compared to 28.7% at September 30, 2012.

▪
Deposits decreased $371.9 million between September 30, 2012 and June 30, 2013. Municipal deposits decreased $436.2 million compared to September 30, 2012, as a result of seasonal tax deposits; this was partially offset by increases in other deposits of $64.2 million.

Capital and Liquidity
Provident Bank remained well capitalized at June 30, 2013 with a Tier 1 leverage ratio of 8.49% based on period end assets. The Company’s stockholders’ equity decreased $11.0 million from September 30, 2012, to $480.2 million at June 30, 2013. Tangible book value per share decreased by $0.25 to $7.01 at June 30, 2013 from $7.26 at September 30, 2012. These declines were mainly the result of changes in interest rates which caused a decline in the accumulated other comprehensive income component of stockholders’ equity during the period of $24.6 million. For the quarter ended June 30, 2013, the basic and diluted weighted average common shares outstanding increased to 43.8 million and 43.9 million, respectively, compared to 41.1 million, basic and diluted shares, for the quarter ended September 30, 2012 as a result of our equity capital raise in August 2012.

About Provident New York Bancorp
Headquartered in Montebello, N.Y. Provident New York Bancorp is the holding company for Provident Bank, a growing financial services firm with $3.8 billion in assets that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City area through teams of dedicated and experienced relationship managers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Provident Bank web site at https://www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in reports filed with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger (the “Merger”) between Provident New York Bancorp (“Provident”) and Sterling Bancorp (“Sterling”), including approval by Provident and Sterling shareholders, on the expected terms and schedule; delay in closing the Merger; difficulties and delays in integrating the Provident and Sterling businesses or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; changes in Provident’s stock price before the completion of the Merger, including as a result of the financial performance of Sterling prior to closing; the reaction to the Merger of the companies’ customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Additional Information for Stockholders
In connection with the proposed merger, Provident has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4/A that includes a joint proxy statement of Provident and Sterling and a prospectus of Provident, as well as other relevant documents concerning the proposed transaction. Provident and Sterling will mail the joint proxy statement/prospectus to their stockholders. STOCKHOLDERS OF PROVIDENT AND STERLING ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED

MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the preliminary proxy statement/prospectus and other filings containing information about Provident and Sterling at the SEC’s website at www.sec.gov. The joint preliminary proxy statement/prospectus and the other filings may also be obtained free of charge at Provident’s website at www.providentbanking.com under the tab “Investor Relations,” and then under the heading “SEC Filings” or at Sterling’s website at www.snb.com under the tab “Investor Relations,” and then under the heading “SEC Filings.”

Provident, Sterling and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Provident’s and Sterling’s shareholders in connection with the proposed merger. Information about the directors and executive officers of Provident and their ownership of Provident common stock is set forth in the proxy statement for Provident’s 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on January 10, 2013 and the preliminary proxy statement/prospectus related to the proposed merger, which is included in the registration statement on Form S-4/A that was filed with the SEC on July 17, 2013. Information about the directors and executive officers of Sterling and their ownership of Sterling common stock is set forth in the proxy statement for Sterling’s 2012 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 3, 2012 and the preliminary proxy statement/prospectus included in the Form S-4/A. Free copies of these documents may be obtained as described in the preceding paragraph. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive proxy statement/prospectus regarding the proposed merger when it becomes available.

Provident New York Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	6/30/2013	9/30/2012	6/30/2012
Assets:
Cash and due from banks	$109,166	$437,982	$111,400
Investment securities	1,065,724	1,153,248	885,433
HVIA assets held for sale	—	4,550	—
Loans held for sale	1,539	7,505	5,369
Loans:
Residential mortgage	369,613	350,022	357,943
Commercial real estate	1,210,248	1,072,504	906,798
Commercial and industrial	453,145	343,307	207,966
Acquisition, development and construction	106,198	144,061	165,125
Consumer	197,330	209,578	213,195
Total loans, gross	2,336,534	2,119,472	1,851,027
Allowance for loan losses	(28,374)	(28,282)	(27,587)
Total loans, net	2,308,160	2,091,190	1,823,440
Federal Home Loan Bank stock, at cost	28,368	19,249	18,207
Premises and equipment, net	37,473	38,483	38,877
Goodwill	163,117	163,247	160,861
Other amortizable intangibles	6,201	7,164	3,718
Bank owned life insurance	60,412	59,017	58,506
Foreclosed properties	4,376	6,403	7,292
Other assets	39,893	34,944	36,937
Total assets	$3,824,429	$4,022,982	$3,150,040
Liabilities:
Deposits	$2,739,214	$3,111,151	$2,332,091
Borrowings	552,805	345,176	314,154
Mortgage escrow funds	25,915	11,919	24,223
Other liabilities	26,330	63,614	36,444
Total liabilities	3,344,264	3,531,860	2,706,912
Stockholders’ equity	480,165	491,122	443,128
Total liabilities and stockholders’ equity	$3,824,429	$4,022,982	$3,150,040

Shares of common stock outstanding at period end	44,353,276	44,173,470	37,899,007
Book value per share	$10.83	$11.12	$11.69
Tangible book value per share	7.01	7.26	7.35

Provident New York Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF INCOME                                (unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the Nine Months Ended
	6/30/2013	3/31/2013	6/30/2012	6/30/2013	6/30/2012
Interest and dividend income:
Loans and loan fees	$26,638	$26,378	$22,312	$80,087	$66,614
Securities taxable	4,189	4,288	4,224	12,761	12,629
Securities non-taxable	1,500	1,490	1,581	4,447	4,954
Other earning assets	266	264	228	863	727
Total interest income	32,593	32,420	28,345	98,158	84,924
Interest expense:
Deposits	1,151	1,624	1,262	4,872	3,792
Borrowings	3,125	2,977	3,001	9,227	9,907
Total interest expense	4,276	4,601	4,263	14,099	13,699
Net interest income	28,317	27,819	24,082	84,059	71,225
Provision for loan losses	3,900	2,600	2,312	9,450	7,112
Net interest income after provision for loan losses	24,417	25,219	21,770	74,609	64,113
Non-interest income:
Deposit fees and service charges	2,615	2,736	2,816	8,129	8,312
Net gain on sales of securities	1,945	2,229	2,412	5,590	7,300
Other than temporary loss on securities	—	(7)	(6)	(32)	(44)
Investment management fees	613	422	802	1,740	2,367
Title insurance fees	65	—	249	324	774
Bank owned life insurance	496	491	518	1,496	1,538
Gain on sale of loans	429	507	578	1,682	1,468
Other	418	474	610	2,163	1,411
Total non-interest income	6,581	6,852	7,979	21,092	23,126
Non-interest expense:
Compensation and benefits	11,320	11,805	10,845	35,424	33,165
Stock-based compensation plans	547	679	326	1,726	885
Occupancy and office operations	3,423	3,954	3,388	11,187	10,498
Merger-related expenses	1,516	542	451	2,058	997
Advertising and promotion	307	535	440	1,086	1,480
Professional fees	526	912	1,128	2,653	3,111
Data and check processing	588	823	705	2,060	2,087
Amortization of intangible assets	337	388	283	986	911
FDIC insurance and regulatory assessments	875	753	782	2,346	2,253
ATM/debit card expense	465	415	437	1,322	1,273
Foreclosed property expense	(28)	915	428	1,172	1,045
Other	1,913	1,618	1,949	5,654	5,468
Total non-interest expense	21,789	23,339	21,162	67,674	63,173
Income before income tax expense	9,209	8,732	8,587	28,027	24,066
Income tax expense	2,833	2,203	2,378	8,102	6,439
Net income	$6,376	$6,529	$6,209	$19,925	$17,627
Basic earnings per share	$0.15	$0.15	$0.17	$0.46	$0.47
Diluted earnings per share	0.15	0.15	0.17	0.45	0.47
Dividends declared per share	0.06	0.06	0.06	0.18	0.18
Weighted average common shares:
Basic	43,801,867	43,743,640	37,302,693	43,766,402	37,278,507
Diluted	43,906,158	43,848,486	37,330,467	43,850,601	37,292,366

Provident New York Bancorp and Subsidiaries

Selected Financial Condition Data:	As of and for the Quarter Ended
(in thousands except share and per share data)	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
End of Period
Total assets	$3,824,429	$3,710,440	$3,789,514	$4,022,982	$3,150,040
Securities available for sale	889,747	945,678	991,298	1,010,872	714,200
Securities held to maturity	175,977	183,535	139,874	142,376	171,233
Loans, gross [1]	2,336,534	2,204,555	2,193,129	2,119,472	1,851,027
Goodwill	163,117	163,117	163,247	163,247	160,861
Other amortizable intangibles	6,201	6,538	6,926	7,164	3,718
Deposits	2,739,214	2,799,658	2,904,384	3,111,151	2,332,091
Municipal deposits (included above)	465,566	537,070	538,212	901,739	479,772
Borrowings	552,805	367,976	345,411	345,176	314,154
Equity	480,165	494,711	493,883	491,122	444,670
Tangible equity	310,847	325,056	323,710	320,711	280,091
Average Balances
Total assets	$3,745,356	$3,804,660	$3,792,201	$3,451,055	$3,133,958
Loans, gross:
Residential mortgage	366,823	360,840	344,064	352,724	360,487
Commercial real estate	1,175,094	1,138,333	1,107,779	989,349	868,963
Commercial and industrial	398,622	368,896	354,137	263,922	205,051
Acquisition, development and construction	114,286	122,937	138,881	156,726	165,442
Consumer	199,861	203,492	208,064	210,650	215,555
Loans total [1]	2,254,686	2,194,498	2,152,925	1,973,371	1,815,498
Securities (taxable)	909,312	967,889	954,372	841,373	778,782
Securities (non-taxable)	184,325	181,803	174,201	181,540	182,003
Total earning assets	3,378,655	3,403,209	3,380,875	3,070,315	2,797,093
Deposits:
Non-interest bearing demand	625,684	641,194	649,077	592,962	483,589
Interest bearing NOW accounts	461,390	508,129	469,180	398,493	412,072
Savings (including mortgage escrow funds)	581,106	575,380	531,107	539,904	493,234
Money market	777,857	877,101	908,262	756,655	697,342
Certificates of deposit	338,017	355,917	380,244	303,788	265,375
Total deposits and mortgage escrow	2,784,054	2,957,721	2,937,870	2,591,802	2,351,612
Borrowings	440,579	345,717	345,951	336,217	320,237
Equity	494,049	492,725	492,506	475,652	441,956
Tangible equity	324,540	322,683	319,783	308,029	277,205
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$32,593	$32,420	$33,145	$30,113	$28,345
Tax equivalent adjustment*	808	802	785	830	852
Interest expense	4,276	4,601	5,222	4,874	4,263
Net interest income (tax equivalent)	29,125	28,621	28,708	26,069	24,934
Provision for loan losses	3,900	2,600	2,950	3,500	2,312
Net interest income after provision for loan losses	25,225	26,021	25,758	22,569	22,622
Non-interest income	6,581	6,852	7,659	9,026	7,979
Non-interest expense	21,789	23,339	22,546	28,784	21,162
Income before income tax expense	10,017	9,534	10,871	2,811	9,439
Income tax expense (tax equivalent)*	3,641	3,005	3,851	550	3,230
	$6,376	$6,529	$7,020	$2,261	$6,209
1 Does not reflect allowance for loan losses of $28,374, $27,544, $28,114, $28,282, and $27,587.
* Tax exempt income assumed at a statutory 35% federal tax rate.

Provident New York Bancorp and Subsidiaries

	For the Quarter Ended
	6/30/2013		3/31/2013		12/31/2012	9/30/2012	6/30/2012
Per Share Data
Basic earnings per share	$0.15		$0.15		$0.16	$0.06	$0.17
Diluted earnings per share	0.15		0.15		0.16	0.06	0.17
Dividends declared per share	0.06		0.06		0.06	0.06	0.06
Book value per share	10.83		11.15		11.14	11.12	11.73
Shares of common stock outstanding	44,353,276		44,353,276		44,348,787	44,173,470	37,899,007
Basic weighted average common shares outstanding	43,801,867		43,743,640		43,637,315	41,054,458	37,302,693
Diluted weighted average common shares outstanding	43,906,158		43,848,486		43,721,091	41,099,237	37,330,467
Performance Ratios (annualized)
Return on average assets	0.68%		0.70%		0.73%	0.26%	0.80%
Return on average equity	5.18%		5.37%		5.65%	1.89%	5.65%
Return on average tangible equity [1]	7.88%		8.21%		8.71%	2.92%	9.01%
Core operating efficiency [1]	59.1%		64.6%		62.9%	72.0%	65.5%
Analysis of Net Interest Income
Yield on loans	4.80%		4.93%		5.04%	4.97%	5.01%
Yield on investment securities - tax equivalent[2]	2.38%		2.32%		2.29%	2.44%	2.79%
Yield on earning assets - tax equivalent[2]	3.97%		3.96%		3.98%	4.01%	4.20%
Cost of deposits	0.17%		0.22%		0.28%	0.27%	0.22%
Cost of borrowings	2.84%		3.49%		3.58%	3.65%	3.77%
Cost of interest bearing liabilities	0.66%		0.70%		0.79%	0.83%	0.78%
Net interest rate spread - tax equivalent basis[2]	3.31%		3.26%		3.19%	3.18%	3.42%
Net interest margin - tax equivalent basis[2]	3.46%		3.41%		3.37%	3.38%	3.59%
Capital
Tier 1 leverage ratio - Bank only	8.49%		8.62%		8.23%	7.49%	8.67%
Tier 1 risk-based capital - Bank only	$311,508	[3]	$304,696	3	$297,089	$289,441	$257,621
Total risk-based capital - Bank only	340,078	[3]	332,447	3	325,410	317,929	283,033
Tangible equity as a % of tangible assets - consolidated [1]	8.50%		9.18%		8.94%	8.32%	9.38%
Asset Quality
Non-performing loans (NPLs): non-accrual	$27,244		$27,019		$27,730	$35,444	$41,048
Non-performing loans (NPLs): still accruing	4,216		4,257		5,823	4,370	3,450
Other real estate owned	4,376		5,486		7,053	6,403	7,292
Non-performing assets (NPAs)	35,836		36,762		40,606	46,217	51,790
Net charge-offs	3,070		3,170		3,118	2,805	2,512
Net charge-offs a % of average loans (annualized)	0.54%		0.58%		0.58%	0.57%	0.55%
NPLs a % of total loans	1.35%		1.42%		1.53%	1.88%	2.40%
NPAs a % of total assets	0.94%		0.99%		1.07%	1.15%	1.64%
Allowance for loan losses a % of NPLs	90.2%		88.1%		83.8%	71.0%	62.0%
Allowance for loan losses a % of total loans	1.21%		1.25%		1.28%	1.33%	1.49%
Allowance for loan losses a % of total loans, excluding Gotham loans[1]	1.30%		1.36%		1.41%	1.47%	1.49%
Special mention loans	$24,327		$41,778		$29,755	$42,422	$37,555
Substandard / doubtful loans	62,165		70,688		83,109	88,674	88,395
[1] See reconciliation of non-GAAP measure on following page.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35% for all periods presented
[3] Represents preliminary results for the quarter ended June 30, 2013.

Provident New York Bancorp and Subsidiaries

Non GAAP Financial Measures	As of and for the Quarter Ended
(in thousands except share and per share data)	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders' equity to tangible equity and the tangible equity ratio:
Total assets	$3,824,429	$3,710,440	$3,789,514	$4,022,982	$3,150,040
Goodwill and other amortizable intangibles	(169,318)	(169,655)	(170,173)	(170,411)	(164,579)
Tangible assets	3,655,111	3,540,785	3,619,341	3,852,571	2,985,461
Stockholders' equity	480,165	494,711	493,883	491,122	444,670
Goodwill and other amortizable intangibles	(169,318)	(169,655)	(170,173)	(170,411)	(164,579)
Tangible stockholders' equity	310,847	325,056	323,710	320,711	280,091
Shares of common stock outstanding at period end	44,353,276	44,353,276	44,348,787	44,173,470	37,899,007
Tangible equity as a % of tangible assets	8.50%	9.18%	8.94%	8.32%	9.38%
Tangible book value per share	$7.01	$7.33	$7.30	$7.26	$7.39
The Company believes that tangible equity is useful as a tool to help assess a company's capital position.
The following table shows the reconciliation of return on average tangible equity:
Average stockholders' equity	$494,049	$492,725	$492,506	$475,652	$441,956
Average goodwill and other amortizable intangibles	(169,509)	(170,042)	(172,723)	(167,623)	(164,751)
Average tangible stockholders' equity	324,540	322,683	319,783	308,029	277,205
Net income	6,376	6,529	7,020	2,261	6,209
Net income, if annualized	25,574	26,479	27,851	8,995	24,972
Return on average tangible equity	7.88%	8.21%	8.71%	2.92%	9.01%
The Company believes that the return on average tangible stockholders' equity is useful as a tool to help measure and asses a company's use of equity.
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$28,317	$27,819	$27,923	$25,239	$24,082
Non-interest income	6,581	6,852	7,659	9,026	7,979
Total net revenues	34,898	34,671	35,582	34,265	32,061
Tax equivalent adjustment on securities interest income	808	802	785	830	852
Net gain on sales of securities	(1,945)	(2,229)	(1,416)	(3,152)	(2,412)
Other than temporary loss on securities	—	7	25	3	6
Other, (other gains and fair value loss on interest rate caps)	—	—	(4)	(64)	14
Core total revenues	33,761	33,251	34,972	31,882	30,521
Non-interest expense	21,789	23,339	22,546	28,784	21,162
Merger related expense	(1,516)	(542)	—	(4,928)	(451)
Foreclosed property expense	28	(915)	(285)	(573)	(428)
Amortization of intangible assets	(337)	(388)	(261)	(334)	(283)
Core non-interest expense	19,964	21,494	22,000	22,949	20,000
Core efficiency ratio	59.1%	64.6%	62.9%	72.0%	65.5%
The core efficiency ratio reflects total revenues inclusive of the tax equivalent adjustment on municipal securities and excludes securities gains, other than temporary impairments and the other adjustments shown above. Core non-interest expense is adjusted to exclude the effect of foreclosed property expense and amortization of intangible assets. The Company believes this non-GAAP information provides useful information to users to assess the Company's core operations.

The following table shows the reconciliation of the allowance for loan losses to total loans and to total loans excluding Gotham loans:
Total loans	$2,336,534	$2,204,555	$2,193,129	$2,119,472	$1,851,027
Gotham loans	(152,825)	(176,383)	(194,518)	(201,794)	—
Total loans, excluding Gotham loans	2,183,709	2,028,172	1,998,611	1,917,678	1,851,027
Allowance for loan losses	28,374	27,544	28,114	28,282	27,587
Allowance for loan losses to total loans	1.21%	1.25%	1.28%	1.33%	1.49%
Allowance for loan losses to total loans, excluding Gotham loans	1.30%	1.36%	1.41%	1.47%	NA
As required by GAAP, the Company recorded at fair value the loans acquired in the Gotham transaction. These loans carry no allowance for loan losses in losses for the periods reflected above.

Provident New York Bancorp and Subsidiaries

Non-GAAP Financial Measures	As of and for the Quarter Ended
(in thousands except share and per share data)	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of net income and earnings per share excluding merger-related expenses:
Income before income tax expense	$9,209	$8,732	$10,086	$1,981	$8,587
Income tax expense	2,833	2,203	3,066	(280)	2,378
Net income	6,376	6,529	7,020	2,261	6,209

Merger-related expenses	1,516	542	—	4,928	451
Income tax benefit	466	137	—	697	125
After-tax merger-related expenses	1,050	405	—	4,231	326

Net income excluding merger-related expenses	$7,426	$6,934	$7,020	$6,492	$6,535

Diluted shares	43,906,158	43,848,486	43,721,091	41,099,237	37,330,467
Diluted EPS as reported	$0.15	$0.15	$0.16	$0.06	$0.17
Diluted EPS excluding merger-related expenses	$0.17	$0.16	$0.16	$0.16	$0.18